EXECUTION COPY

EXHIBIT 10.30

ASSET PURCHASE AGREEMENT

BETWEEN

NAPRO BIOTHERAPEUTICS, INC.

AND

PANGENE CORPORATION

DECEMBER 31, 2002

Annex A—Daikin Patents

Annex B—Claims

Annex C—Contracts

Annex D—Genomics Business Intellectual Property

Annex E—Persons to Whom “Knowledge” is Attributable

Annex F—Records

Annex G—Tangible Personal Property

Annex H—Contracts, Property and Rights Which May Not Be Assigned

Exhibit A—Escrow Agreement

Exhibit B—Assignment and Assumption Agreement

Exhibit C—Bill of Sale

Exhibit D—Seller Consolidated Financial Statements

Exhibit E—Estimated Genomics Business Financials

Exhibit F—Cross-License Agreement

Seller Disclosure Schedule—Exceptions to Representations and Warranties

Buyer Disclosure Schedule—Exceptions to Representations and Warranties

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of December 31, 2002, by and between NaPro BioTherapeutics, Inc., a Delaware corporation (“Buyer”), and Pangene Corporation, a California corporation (“Seller”). Each of Buyer and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

This Agreement contemplates a transaction in which (i) Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of Seller used in Seller’s Genomics Business (as defined below) in return for cash, (ii) Seller will assist in procuring the assignment to Buyer of the patents set forth on Annex A (the “Daikin Patents”), and (iii) Buyer will pay cash to Seller following the completion of such assignment of the Daikin Patents to Buyer.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

“Active Motif” has the meaning set forth in Section 5(a)(vi) below.

“Acquired Assets” means all right, title, and interest in and to all of the assets of Seller used in the Genomics Business, including, without limitation, (a) the Tangible Personal Property, (b) the Genomics Business Intellectual Property, (c) rights under the Contracts, (d) Acquired Receivables, (e) the Claims, and (f) the Records; provided that notwithstanding the above, the Acquired Assets shall not include the Excluded Assets.

“Acquired Receivables” means all Receivables, other than those with respect to shipped products where a final invoice has been received by the customer on or prior to the First Closing Date.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

“Agreed Amount” has the meaning set forth in Section 7(d)(iii) below.

“Arbitration Board” has the meaning set forth in Section 7(d)(iv) below.

“Assumed Liabilities” means only the Liabilities arising under the Contracts in effect on the date hereof due to actions taken or omitted to be taken by Buyer from and after the First Closing; provided that notwithstanding the above, the Assumed Liabilities shall not include the Excluded Liabilities.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3(b) below.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably form the basis for any specified consequence.

“Buyer” has the meaning set forth in the preface above.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4 below.

“Buyer Indemnified Party” and “Buyer Indemnified Parties” have the meanings set forth in Section 7(b) below.

“Claim Notice” has the meaning set forth in Section 7(d)(ii) below.

“Claimed Amount” has the meaning set forth in Section 7(d)(ii) below.

“Claims” means the claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes) relating to the Genomics Business (excluding those pertaining solely to the Excluded Assets), including, without limitation, those set forth on Annex B attached hereto.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means confidential documents, material and other information, but does not include any information which (a) at the time of disclosure or thereafter is generally known by the public (other than as a result of its disclosure by a Party bound to keep such information confidential pursuant to this Agreement) or (b) was or becomes available to any Party on a non-confidential basis from a Person not otherwise bound by a confidentiality agreement with the owner of the information and not otherwise prohibited from transmitting the information to the recipient Party.

“Contingent Workers” means any independent contractor, temporary employee, leased employee or any other servant or agent employed or used with respect to the operation of the Genomics Business who is compensated other than through Seller’s payroll department with wages reportable on a Form W-2 or on a Form 1099.

“Contracts” means the agreements, contracts, leases, subleases, indentures, mortgages, instruments, Liens, guaranties, customer orders, purchase orders, dealer and distributorship agreements, supply agreements, development agreements, licenses, sublicenses, joint venture agreements, partnership agreements and other similar arrangements and commitments of the Genomics Business or relating to the Acquired Assets (whether written or oral and including any rights thereunder), including, without limitation, those set forth on Annex C attached hereto, but excluding (a) those pertaining solely to the Excluded Assets and (b) this Agreement.

“Controlled Group” has the meaning set forth in Code Section 1563.

“Controlling Party” has the meaning set forth in Section 7(d)(i) below.

“Cross-License Agreement” means the Cross-License Agreement of even date herewith between Buyer and Seller in the form attached hereto as Exhibit F.

“Daikin Agreement” has the meaning set forth in Section 5(a)(v) below.

“Daikin Patents” has the meaning set forth in the preface above.

“Damages” has the meaning set forth in Section 7(b) below.

“Disclosure Schedules” means the Seller Disclosure Schedule and the Buyer Disclosure Schedule.

“Dispute” has the meaning set forth in Section 7(d)(iii) below.

“Employee” means any employee of Seller principally employed in the operation of the Genomics Business, other than Contingent Workers.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Equipment Leases” means the Contracts which are leases for the equipment used in the Genomics Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code Section 414.

“Escrow Agent” has the meaning set forth in Section 2(c)(ii) below.

“Escrow Agreement” has the meaning set forth in Section 2(c)(ii) below.

“Escrow Fund” has the meaning set forth in Section 2(c)(ii) below.

“Excluded Assets” means (a) Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a corporation, (b) any assets, contracts or records related to or maintained in connection with any Employee Benefit Plan, (c) any Receivable other than an Acquired Receivable, (d) any cash or cash equivalents, (e) any of the rights of Seller under this Agreement, and (f) all assets of Seller that are not Acquired Assets, including, without limitation, those listed in Section 3(e)(iii) of the Seller Disclosure Schedule.

“Excluded Liabilities” means (a) any and all Indemnity Liabilities and (b) any and all Liabilities of Seller or any of its Affiliates whether or not related to the Genomics Business that are not explicitly Assumed Liabilities, including, without limitation, (i) all Liabilities arising prior to the First Closing Date, including, without limitation, any Liability arising out of or relating to, directly or indirectly, any infringement, misappropriation or violation of the Intellectual Property right of any Person and (ii) whether arising before, on or after the First Closing Date, (A) any Liability of Seller for Taxes, (B) any Liability of Seller for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because Seller is transferring the Acquired Assets), (C) any Liability of Seller for the unpaid Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, (D) any Liability arising under any Contracts entered into by Seller between the date hereof and the First Closing that is not permitted by this Agreement, (E) any Liability arising under the Contracts effective as of the date hereof due to actions taken or omitted to be taken by

Seller prior to the First Closing, (F) any Liability arising under any Contracts entered into by Seller between the date hereof and the First Closing as permitted by this Agreement due to actions taken or omitted to be taken by Seller prior to the First Closing, (G) any Liability of Seller arising out of or relating to, directly or indirectly, any obligation to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of any of Seller and its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (H) all Liabilities under or arising in connection with any Employee Benefit Plan, including, without limitation, employee benefits-related Liabilities of any ERISA Affiliate, employee or employer contributions to any employee benefit or pension plan and obligations and liabilities of Seller for payroll, severance pay and other compensation, (I) all other Liabilities or obligations of Seller to any Employees, former Employees or Contingent Workers, (J) any Liabilities relating to the Genomics Business arising under any intercompany payables or under any other Liability or obligation of the Genomics Business to Seller or any of its Affiliates, (K) any Liabilities relating to the operation of the Genomics Business in any facilities owned, leased or otherwise used by Seller, whether such operation occurs prior to, on or after the First Closing as contemplated by Section 9(b)(ii) below, (L) any Liability of Seller or any of its Affiliates for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby except as set forth in Sections 3(d) and 4(d) below, or (M) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

“FDA” has the meaning set forth in Section 3(x)(i) below.

“Financial Statements” has the meaning set forth in Section 3(f) below.

“First Closing” has the meaning set forth in Section 2(d) below.

“First Closing Date” has the meaning set forth in Section 2(d) below.

“First Closing Purchase Price” has the meaning set forth in Section 2(c) below.

“Foreign Authorities” has the meaning set forth in Section 3(x)(i) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Genomics Business” means Seller’s genomics business as presently conducted comprising the use of recombination protein mediated DNA targeting for: (i) the screening, identification, isolation or cloning of oligonucleotides/nucleic acids; (ii) gene cloning; (iii) creation or modification of nucleotide sequences; (iv) determination and analysis of protein or nucleic acid properties or functions; (v) protein and drug screening; and (vi) the manipulation, modification or analysis of the genome of any cell or animal and such cells and animals. The Genomics Business shall include the use of recombination protein mediated DNA targeting in connection with Seller’s performance of any of the activities described in clauses (i) through (vi) above (a) for the discovery, screening, testing, commercialization or evaluation of drugs or drug candidates; (b) for preventive purposes; or (c) for the performance of either of clauses (a) or (b) above for third parties.

“Genomics Business Intellectual Property” means the Intellectual Property used in or held specifically for use in the Genomics Business, including, without limitation, the Intellectual Property listed on Annex D attached hereto, together with all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, privileges relating thereto, and rights thereunder, remedies against infringements or misappropriation thereof, and rights to protection of interests therein under the laws of all jurisdictions.

“Governmental Entity” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, body or other governmental entity.

“Indemnified Party” has the meaning set forth in Section 7(d)(i) below.

“Indemnifying Party” has the meaning set forth in Section 7(d)(i) below.

“Indemnity Liabilities” means all Liabilities of Buyer or Seller, whenever arising, arising out of or relating to, directly or indirectly, any obligation of Buyer or Seller to indemnify any Person pursuant to any Contract, whether such obligation or the facts or events giving rise to such obligations arose or arises before, at or after the First Closing or the Second Closing.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, standard operating procedures and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Inventory” means all raw materials and supplies, manufactured and purchased parts, packaging materials, goods in process and finished goods of the Genomics Business.

“Invitrogen License” has the meaning set forth in Section 9(f) below.

“Knowledge” or “aware” means, when used in reference to any Party to this Agreement, the actual knowledge, after reasonable investigation, of the directors, officers and key employees of such Party, including, without limitation, those individuals listed on Annex E attached hereto.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any change, development or effect that has been or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, earnings, customer and supplier relations, employee relations or business prospects of the Genomics Business, taken as a whole, or on the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not such adverse effect or change can be or has been cured at any time or whether Buyer has knowledge of such effect or change on the date hereof).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Non-controlling Party” has the meaning set forth in Section 7(d)(i) below.

“Notification of Suit” has the meaning set forth in Section 7(d)(i) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” means the franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies relating to the Genomics Business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Person Day” means a standard work day for an Employee based on past custom and practice of Seller.

“Pioneer License” has the meaning set forth in Section 9(f) below.

“Purchase Price” has the meaning set forth in Section 2(c)(i) below.

“Receivables” means all receivables arising from the Genomics Business.

“Records” means the books, records, ledgers, files, databases, documents, laboratory notebooks, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed, written or electronic materials relating to the Genomics Business, including, without limitation, those listed on Annex F attached hereto.

“Registered Genomics Business Intellectual Property” has the meaning set forth in Section 3(k)(iv) below.

“Remaining Payment” has the meaning set forth in Section 9(f) below.

“Representatives” has the meaning set forth in Section 9(d) below.

“Response” has the meaning set forth in Section 7(d)(iii) below.

“Second Closing” has the meaning set forth in Section 2(f) below.

“Second Closing Date” has the meaning set forth in Section 2(f) below.

“Second Closing Purchase Price” has the meaning set forth in Section 2(c) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Audited Financial Statements” has the meaning set forth in Section 3(f) below.

“Seller Disclosure Schedule” has the meaning set forth in Section 3 below.

“Seller Indemnified Party” and “Seller Indemnified Parties” have the meanings set forth in Section 7(c) below.

“Seller Unaudited Financial Statements” has the meaning set forth in Section 3(f) below.

“SRI” has the meaning set forth in Section 5(a)(v) below.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Seller” has the meaning set forth in the preface above.

“Tangible Personal Property” means all tangible personal property used in or held for use in the Genomics Business, (such as Inventory, biomaterials, reagents, machinery, equipment, furniture, vehicles, tools, instruments, spare parts, pallets, office and laboratory equipment, materials, fuel, and other similar personal property not normally included in Inventory) including, without limitation, the tangible personal property listed on Annex G attached hereto.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transferred Employee” means any Employee that accepts Buyer’s offer of employment made pursuant to Section 9(c)(i) below.

2. Basic Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, all of the Acquired Assets at the First Closing for the consideration specified below in this Section 2 (it being understood that all of the Excluded Assets shall remain the property of Seller following the Closing).

(b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all Assumed Liabilities at the First Closing. Buyer will not assume or have any responsibility, however, with respect to any Excluded Liabilities.

(c) Purchase Price.

(i) On and subject to the terms and conditions of this Agreement, Buyer agrees to pay to Seller (i) $1,200,000 at the First Closing (the “First Closing Purchase Price”) and (ii) $200,000 at the Second Closing (the “Second Closing Purchase Price”), by delivery of cash payable by wire transfer or delivery of other immediately available funds. The sum of the First Closing Purchase Price, the Second Closing Purchase Price and the amount initially deposited by Buyer into the Escrow Fund (as defined below) pursuant to Section 2(c)(ii) below is referred to herein as the “Purchase Price”.

(ii) At the First Closing, Buyer shall deliver to State Street Bank and Trust Company, N.A., as escrow agent (the “Escrow Agent”), the amount of $100,000 (the “Escrow Fund”). The Escrow Fund shall be held in escrow by the Escrow Agent in an interest-bearing account subject to an Escrow Agreement, by and among Seller, Buyer and the Escrow Agent, in substantially the form of Exhibit A attached hereto (the “Escrow Agreement”). The purpose of the Escrow Fund shall be to fund indemnity claims pursuant to Section 7 below, including, without limitation, claims related to (A) the failure to deliver, or make available for delivery at the First Closing, any Acquired Assets or (B) any Damages of Buyer related to any Excluded Liability. On the date which is ninety (90) days after the First Closing (or if such day is not a business day, the next business day), the Escrow Agreement shall terminate in accordance with its terms, subject to the rights of the Parties with respect to claims asserted prior to such date under the Escrow Agreement. At the expiration of the term of the Escrow Agreement, the balance of the Escrow Fund (including all accrued interest), if any, shall be distributed to Seller, subject to any requirement to reserve amounts that may be required to pay unresolved claims as provided in the Escrow Agreement.

(d) First Closing. The closing of the transactions contemplated by this Agreement with respect to the Acquired Assets (the “First Closing”) shall take place at the offices of Kirkland & Ellis, in New York, New York commencing at 10:00 a.m. local time on the date hereof or such other date as the Parties may mutually determine (the “First Closing Date”) upon the satisfaction or waiver of all conditions to the Parties to consummate the transactions contemplated hereby to occur at the First Closing.

(e) Deliveries at First Closing. At the First Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 5(b) below; and (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) an Assignment and Assumption Agreement in the form attached hereto as Exhibit B, (B) a Bill of Sale in the form attached hereto as Exhibit C, and (C) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel reasonably may request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an Assignment and Assumption Agreement in the form attached hereto as Exhibit B and (B) such other instruments of assumption as Seller and its counsel reasonably may request.

(f) Second Closing. The closing of the transactions contemplated by this Agreement with respect to the Second Closing Purchase Price (the “Second Closing”) shall take place at the offices of Kirkland & Ellis, in New York, New York commencing at 10:00 a.m. local time on the fifth day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby to occur at the Second Closing (or if such day is not a business day, the next business day) or such other date as the Parties may mutually determine (the “Second Closing Date”).

(g) Prorations. At the First Closing, appropriate prorations shall be made with respect to payments made pursuant to the Equipment Leases in the following manner: (i) if Seller has made any payments with respect to the Equipment Leases for any period of time during which the First Closing occurs, at the First Closing Buyer shall pay to Seller an amount equal to the product of the total amount paid by Seller for such period multiplied by a fraction, the numerator of which shall be the number of days during such period beginning with the day immediately after the First Closing Date through the end of such period and the denominator of which shall be the number of days during such period, or (ii) if Buyer is required to make any payments with respect to Equipment Leases for any period of time during which the First Closing occurs, within thirty (30) days after Buyer delivers notice of such payment to Seller, Seller shall pay to Buyer an amount equal to the product of the total amount paid by Buyer for such period of time multiplied by a fraction, the numerator of which shall be the number of days during such period beginning with the first day of such period through the First Closing Date and the denominator of which shall be the number of days during such period. If the Parties are unable to resolve any dispute with respect to prorations within thirty (30) days after any payments pursuant to this Section 2(g) are due, such dispute shall be resolved by an independent accounting firm mutually acceptable to the Parties. The fees and other expense of retaining such independent public accounting firm shall be borne equally by the Parties. Such firm shall report its conclusions pursuant to this Section 2(g), and such report shall be conclusive on the Parties and not subject to dispute or review. The Parties agree that any prorations that cannot be precisely calculated as of the First Closing Date will be re-prorated as soon as reasonably practicable after the First Closing Date (but in no event more than sixty (60) days after the First Closing Date), and the Party responsible for any payments resulting from such re-prorations agrees to make such payments promptly.

(h) Procedures for Assets Not Transferred. If (i) any of the Contracts or any other property or rights included in the Acquired Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties, including Governmental Entities, (ii) any such consent is not obtained prior to the First Closing, and (iii) Buyer elects to waive the condition to its obligations to close that such consent be obtained prior to the First Closing, then this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between Buyer and Seller with respect to such Contract, property or rights, Buyer shall not assume Seller’s obligations with respect thereto, but Seller shall use its reasonable best efforts to obtain any such consent as soon as possible after the First Closing, or, if and until any such consent is not obtained, use its reasonable best efforts to otherwise obtain or provide for Buyer the practical benefit of such Contract, property or rights and Buyer shall use its reasonable best efforts to assist in that endeavor, as well as take sole responsibility for any contractual obligations arising in consideration of such practical benefits pursuant to such non-assigned or non-transferred Contract, property or rights; provided that with respect to any Contracts, property or rights listed on Annex H, if such consents are not obtained within thirty (30) days after the First Closing, such Contracts, property or rights shall be deemed Excluded Assets; provided, however, that such Contracts, property or rights for which consent for assignment was unattainable shall not be deemed Excluded Assets if they involve in the aggregate more than $10,000; provided further that this Section 2(g) shall not be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(i) Procedures for Invalid Partial Assignments. If any of the Contracts is not assignable or transferable in accordance with the terms of this Agreement either by virtue of the provisions thereof or under applicable law without the assumption of all of the Liabilities thereunder, this Agreement shall be deemed to be modified, only with respect to any such Contract, such that all of the Liabilities under such Contract shall be assumed by Buyer and such Contract shall be assigned to Buyer. Any such Liabilities shall continue to constitute Excluded Liabilities for purposes of Section 7 below.

(j) Sales and Transfer Taxes. All sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated hereby shall be borne and paid by Seller. The Parties agree to cooperate to avoid or minimize any sales, use or other transfer taxes due in connection with the transfer of the Acquired Assets, including Buyer’s acceptance of delivery of certain software assets by electronic transmission from Seller’s place of business to Buyer’s computers, with such delivery to be effected at a time and in a manner to be established by reasonable mutual agreement of the parties.

(k) Allocation. Buyer and Seller shall agree upon an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon both parties. Subject to the approval of Ernst & Young LLP, as Buyer’s accountants, such allocation shall be agreed upon prior to the First Closing Date and attached to this Agreement. Buyer and Seller and their Affiliates shall report, act and file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to allow the parties to prepare such allocation. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

(l) Risk of Loss. Buyer may elect to defer taking physical possession of all or any portion of the tangible Acquired Assets for a period of up to fifteen (15) business days following the First Closing Date, during which time risk of loss shall be retained by Seller. Upon the earlier to occur of (i) the expiration of such fifteen (15) business day period or (ii) the loading of the tangible Acquired Assets by Buyer at Seller’s Fremont, California facility, the risk of loss shall pass to Buyer. Any costs associated with insuring the tangible Acquired Assets after the passing of the risk of loss as described in the previous sentence or transporting the tangible Acquired Assets to Buyer’s facility shall be the sole responsibility of Buyer.

3. Seller’s Representations and Warranties. Seller represents and warrants to Buyer that on the date hereof the statements contained in this Section 3 are true, correct and complete, except as set forth in the corresponding section of the Seller’s disclosure schedule accompanying this Agreement (the “Seller Disclosure Schedule”). The Seller Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

(a) Organization of Seller.

(i) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the charter documents of Seller, as amended to date, and the bylaws of Seller, as amended to date, and heretofore delivered to Buyer’s counsel, are complete and correct, and no amendments thereto are pending. Seller is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) None of the Genomics Business is conducted by, and none of the Acquired Assets are owned or held by, any Subsidiaries or Affiliates of Seller.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate power) to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by Seller has been duly authorized by all necessary corporate action of Seller, and no other action on the part of Seller is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by Seller will constitute, the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms and conditions, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Seller is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a breach or violation of any provision of the charter or bylaws of Seller, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of the Acquired Assets). Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above). There is no proceeding pending or, to the Knowledge of Seller, threatened against Seller that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e) Title to Assets; Sufficiency of Assets.

(i) Seller has good and marketable title to, or a valid leasehold interest in or a license to, pursuant to a license agreement listed in Section 3(k)(iv) of the Seller Disclosure Schedule, the Acquired Assets, free and clear of all Liens or restriction on transfer, and Seller has and will convey at the First Closing good title to, or a valid leasehold interest in or a license to, pursuant to a license agreement listed in Section 3(k)(iv) of the Seller Disclosure Schedule, all of its personal property, tangible and intangible, included in the Acquired Assets, free and clear of all Liens.

(ii) The Acquired Assets and the Excluded Assets are all of the assets used or held for use in or owned or possessed by or arising from the operation of the Genomics Business. Except as set forth in Section 3(e)(ii) of the Seller Disclosure Schedule, the machinery and equipment included in the Acquired Assets (A) are in good working order (reasonable wear and tear excepted), (B) have been and shall through the First Closing be maintained in a manner consistent with the past maintenance practices of Seller, (C) are usable in the Ordinary Course of Business and (D) are usable for purposes of the Business for which they were acquired.

(iii) Except as specifically set forth in Section 3(e)(iii) of the Seller Disclosure Schedule, the Acquired Assets constitute all of the assets necessary for Buyer to operate the Genomics Business in a manner substantially equivalent to the manner in which Seller has operated the Genomics Business prior to and through the First Closing Date.

(f) Financial Statements.

(i) Attached hereto as Exhibit D are the following financial statements (collectively the “Seller Consolidated Financial Statements”): (i) the consolidated audited balance sheets of Seller as of December 31, 2000, 1999, 1998 and 1997, and the related consolidated statements of income for the fiscal years ended December 31, 2000, 1999, 1998 and 1997, which in each case reflect the Genomics Business on a consolidated basis (the “Seller Audited Financial Statements”); and (ii) the consolidated unaudited balance sheets of Seller as of December 31, 2001 and July 31, 2002, and the related consolidated statements of income of Seller for the fiscal year ended December 31, 2001 and for the seven (7) months ended July 31, 2002, which in each case reflect the Genomics Business on a consolidated basis (collectively, the “Seller Unaudited Financial Statements”). Except as set forth in Section 3(f)(i) of the Seller Disclosure Schedule, the Seller Consolidated Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Seller (including the Genomics Business on a consolidated basis) as of such dates and the results of operations of Seller (including the Genomics Business on a consolidated basis) for such periods, subject, in the case of the Seller Unaudited Financial Statements, to year-end audit adjustments.

(ii) Attached hereto as Exhibit E are the estimated balance sheet of July 31, 2002 and the estimated statement of operations for the seven months ended July 31, 2002 for the Genomics Business (collectively, the “Estimated Genomics Business Financials”). The Estimated Genomics Business Financials reflect the mutually determined best estimates of Buyer and Seller with respect to the financial condition, results of operations and cash flows of the Genomics Business on an unconsolidated basis as of the dates and during the period indicated therein. Seller is not aware of any information that would reasonably be expected to cause it to believe that the Estimated Genomics Business Financials do not present fairly the financial condition of the Genomics Business as of such date and the result of operations of the Genomics Business for such periods.

(g) Events Subsequent to July 31, 2002. Since July 31, 2002, there has not been any Material Adverse Change. Without limiting the generality of the foregoing, except as set forth in the appropriate subsection of Section 3(g) of the Seller Disclosure Schedule, since July 31, 2002:

(i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, relating to or used in the Genomics Business or the Acquired Assets other than for a fair consideration in the Ordinary Course of Business;

(ii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Genomics Business or the Acquired Assets either involving more than $10,000 or outside the Ordinary Course of Business;

(iii) no party (including Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the Genomics Business or the Acquired Assets to which Seller is a party or by which it is bound;

(iv) Seller has not made or entered into any oral guaranties related to the Genomics Business or the Acquired Assets;

(v) Seller has not discounted, marked down or made any price reductions with respect to any products or services of the Genomics Business;

(vi) Seller has not imposed or permitted to exist any Lien upon any of its assets, tangible or intangible, relating to the Genomics Business or the Acquired Assets;

(vii) Seller has not made any capital expenditure (or series of related capital expenditures) relating to the Genomics Business or the Acquired Assets either involving more than $10,000 or outside the Ordinary Course of Business;

(viii) Seller has not delayed or postponed the payment of accounts payable or other Liabilities relating to the Genomics Business or the Acquired Assets outside the Ordinary Course of Business;

(ix) Seller has not issued an invoice to any third party prior to the delivery of the product or service to which such invoice relates;

(x) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to the Genomics Business or the Acquired Assets either involving more than $10,000 or outside the Ordinary Course of Business;

(xi) Seller has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Genomics Business Intellectual Property;

(xii) Seller has not licensed any Intellectual Property from any third party;

(xiii) Seller has not failed to take any action necessary or customary in accordance with reasonable industry practice to maintain, renew, or protect any Genomics Business Intellectual Property;

(xiv) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) affecting any of the properties or assets of Seller relating to the Genomics Business or the Genomics Business itself;

(xv) Seller has not entered into any employment contract with any Employee or collective bargaining agreement covering any Employee, written or oral, or modified the terms of any such existing contract or agreement;

(xvi) Seller has not granted any increase in the base compensation payable or to become payable by Seller to any of its Employees or officers, agents or independent contractors rendering services principally to the Genomics Business, or (B) any bonus payment or arrangement made to or with any such Employees or officers, agents or independent contractors;

(xvii) Seller has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its Employees or officers, agents or independent contractors rendering services principally to the Genomics Business (or taken any such action with respect to any other Employee Benefit Plan);

(xviii) there has not been any change, and Seller has not obtained any information concerning a prospective change, with respect to the officers or management of Seller rendering services principally to the Genomics Business, any grant of any severance or termination pay to any Employee or officer of Seller rendering services principally to the Genomics Business or any increase in benefits payable under any existing severance or termination pay policies or employment agreements;

(xix) Seller has not incurred any obligation or Liability to any of the Employees or officers of Seller rendering services principally to the Genomics Business or family members of any of the foregoing, or any loans or advances made by Seller to any such Employees or officers or family members thereof, except normal compensation and expense allowances payable to such Employees or officers;

(xx) there has not been any termination of the employment of any Employee or officer of Seller rendering services principally to the Genomics Business who had a salary of $50,000 or more;

(xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Seller relating to the Genomics Business or the Acquired Assets;

(xxii) Seller has not materially changed any of the types or levels of support services provided to the Genomics Business by Seller in the conduct of the Genomics Business;

(xxiii) there has not been any change in the kind and amount of insurance maintained by Seller relating to the Genomics Business;

(xxiv) to the Knowledge of Seller, there has not been any material increase or notice thereof in the cost of raw materials used in the Genomics Business;

(xxv) Seller has not discharged a material Liability or Lien relating to the Genomics Business or the Acquired Assets outside the Ordinary Course of Business;

(xxvi) there has not been any change in the manner of keeping books, accounts or records, accounting methods or practices, standard costs, credit practices or collection or pricing policies used by Seller relating to the Genomics Business;

(xxvii) Seller has not disclosed any Confidential Information relating to the Genomics Business or the Acquired Assets, except in the Ordinary Course of Business and pursuant to written agreements obligating the recipient to maintain the confidentiality thereof; and

(xxviii) Seller has not committed to do any of the foregoing.

(h) Undisclosed Liabilities. Seller does not have any Liability relating to the Genomics Business or the Acquired Assets (and there is no Basis for any present or, to the Knowledge of Seller, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the balance sheet for the Genomics Business as of July 31, 2002 (rather than in any notes thereto) and (ii) Liabilities which have arisen after July 31, 2002 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(i) Legal Compliance. Each of Seller and its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including, without limitation, the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. and all such laws relating to the import, export, storage, handling treatment and/or disposal of or otherwise relating to animals and biologic materials (including transgenic animals and materials)) of all Governmental Entities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(j) Tax Matters.

(i) Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Seller (whether or not shown or required to be shown on any Tax Return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed in all material respects.

(iii) Seller does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Seller either (A) claimed or raised by any authority in writing or (B) to the Knowledge of Seller based upon personal contact with any agent of such authority.

(iv) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G. Seller is not a party to any Tax allocation or sharing agreement that could result in any Liability to Buyer. Seller (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) and (B) has no Liability for the Taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise that could result in any Liability to Buyer.

(vi) All references to Taxes in this Section 3(j) are limited to Taxes relating to the Genomics Business or the Acquired Assets, or Taxes for which Buyer could become liable as successor to or transferee of the Genomics Business or the Acquired Assets or which could become a charge against or lien on any of the Acquired Assets, and all references to Tax Returns are limited to returns of such Taxes.

(k) Intellectual Property.

(i) Seller owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission listed on Section 3(k)(iv) of the Seller Disclosure Schedule, all Intellectual Property necessary for the operation of the Genomics Business as presently conducted. The Intellectual Property set forth on Section 3(k)(iv) of the Seller Disclosure Schedule constitutes all Intellectual Property necessary for the operation of the Genomics Business as presently conducted. Each item of Genomics Business Intellectual Property owned or used by Seller immediately prior to the First Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the First Closing. Seller has taken all action necessary or customary in accordance with reasonable industry practice to maintain and protect all current federal, state and foreign registrations pertaining to any of the Registered Genomics Business Intellectual Property.

(ii) Seller follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure, and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries and other Intellectual Property conceived, reduced to practice, developed or discovered by such employees, consultants and/or agents made within the scope of, and during their employment (to the extent permitted by law), and only disclosing proprietary and confidential information to third parties pursuant to written confidentiality and non-disclosure agreements.

(iii) The conduct of the Genomics Business has not and, to the Knowledge of Seller, as of the First Closing Date, will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or other violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any Person) and Seller is not aware of any Basis for the same. To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Genomics Business Intellectual Property. To Seller’s Knowledge, no licensee or sublicensee of Seller has provided Seller with any information of any infringement by such licensee or sublicensee of any third party Intellectual Property in connection with such licensee’s or sublicensee’s practice of the Intellectual Property licensed or sublicensed to it by Seller.

(iv) Section 3(k)(iv) of the Seller Disclosure Schedule identifies (A) each patent or registration which has been issued to Seller with respect to any of the Genomics Business Intellectual Property and each pending patent application or application for registration which Seller has made with respect to any of the Genomics Business Intellectual Property (collectively, the “Registered Genomics Business Intellectual Property”), and (B) each license, sublicense, agreement, or other permission which Seller has granted to any third party with respect to any of the Genomics Business Intellectual Property (together with any exceptions). Seller has made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(k)(iv) of the Seller Disclosure Schedule also identifies each material unregistered trademark, material unregistered service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total per seat cost of $500) and each material unregistered copyright used by Seller in connection with the Genomics Business. Except as otherwise set forth in Section 3(k)(iv) of the Seller Disclosure Schedule, with respect to each item of the Genomics Business Intellectual Property, including the Registered Genomics Business Intellectual Property:

(A) Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(D) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

(E) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees).

(v) Section 3(k)(iv) of the Seller Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Seller uses or holds for use in the Genomics Business as currently conducted and as proposed to be conducted pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(k)(iv) of the Seller Disclosure Schedule, except as set forth in Section 3(k)(v) of the Seller Disclosure Schedule, Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission. To the Knowledge of Seller, with respect to each item of Intellectual Property required to be identified in Section 3(k)(iv) of the Seller Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the transactions contemplated hereby;

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding attachment, injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

(vi) Seller has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the FDA (as defined below), the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Genomics Business Intellectual Property and the conduct of the Genomics Business and Seller shall take all steps necessary to ensure such compliance until the First Closing.

(l) Inventory. The Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of it is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the balance sheet of the Genomics Business as of July 31, 2002 (rather than in any notes thereto) as adjusted for the passage of time through the First Closing Date in accordance with the past custom and practice of Seller.

(m) Contracts. Seller has delivered to Buyer a correct and complete copy of each Contract (as amended to date). With respect to each such Contract (excluding Contracts relating to the Genomics Intellectual Property, which are the subject of Section 3(k) above): (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the Contract.

(n) Notes and Accounts Receivable. All notes and accounts receivable of Seller relating to the Genomics Business are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of balance sheet of the Genomics Business as of July 31, 2002 (rather than in any notes thereto) as adjusted for the passage of time through the First Closing Date in accordance with the past custom and practice of Seller.

(o) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Seller relating to the Genomics Business or involving the Acquired Assets.

(p) Insurance. The Acquired Assets are insured to the extent disclosed in Section 3(p) of the Seller Disclosure Schedule and all insurance policies and arrangements of Seller relating to the Acquired Assets or the Genomics Business are disclosed in Section 3(p) of the Seller Disclosure Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms of such policies. There is no claim by Seller pending under any such policies as to which coverage has been questioned, denied or disputed by the insurer. Each such insurance policy shall continue to be in full force and effect through the date of the First Closing. To the Knowledge of Seller, such policies of insurance are of the type and in amounts customarily carried by persons conducting business similar to that of the Genomics Business.

(q) Litigation. Section 3(q) of the Seller Disclosure Schedule sets forth each instance relating to the Genomics Business or any of the Acquired Assets in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court, arbitrator or Governmental Entity. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(q) of the Seller Disclosure Schedule could result in any Liability to Buyer. Seller does not have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Seller or that there is a Basis for the foregoing.

(r) Product Warranty. Each product within or arising from the Genomics Business sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all applicable express and implied warranties, and Seller does not have any Liability (and there is no Basis for any present or, or to the Knowledge of Seller, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the balance sheet of the Genomics Business as of July 31, 2002 (rather than in any notes thereto) as adjusted for the passage of time through the First Closing Date in accordance with the past custom and practice of Seller. Section 3(r) of the Seller Disclosure Schedule includes copies of the standard terms and conditions of sale or lease (containing applicable guaranty, warranty, and indemnity provisions) that Seller uses in the Genomics Business. No product within or arising from the Genomics Business manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Section 3(r) of the Seller Disclosure Schedule.

(s) Product Liability. Seller does not have any Liability (and there is no Basis for any present or, the Knowledge of Seller, future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product related to the Genomics Business manufactured, sold, leased, or delivered by Seller.

(t) Employees. Except as contemplated by Section 9(c)(i) hereof, Seller has not received notice that any Employee or executive rendering services principally to the Genomics Business has any plans to terminate employment with Seller and to the Knowledge of Seller, no such Employee or executive has any plans to terminate employment with Seller. Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Seller has not committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to Employees.

(u) Employee Benefits.

(i) Section 3(u) of the Seller Disclosure Schedule lists each Employee Benefit Plan in which employees (or former employees) of the Genomics Business participate that Seller maintains, to which Seller contributes or has any obligation to contribute, or with respect to which Seller has any Liability or potential Liability.

(ii) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(iii) Seller is not a party to any collective bargaining agreement covering any employee and Seller knows of no effort to organize any such employee as a part of any collective bargaining unit. Seller has complied with all of its obligations (including obligations to make contributions) in respect of the pension funds of which its employees are members, there is no outstanding liability of Seller or any of its Affiliates to any such funds and all such funds are fully funded to meet all potential claims for benefits by any and all such employees and any former employee.

(iv) Seller has not incurred, and Seller does not have any reason to expect that Seller will incur, any Liability to the PBGC or otherwise under Title IV of ERISA, including in connection with any Multiemployer Plan.

(v) Certain Business Relationships With Seller. None of Seller’s Subsidiaries, Seller’s stockholders and their Affiliates, and Seller’s and its Subsidiaries’ directors, officers, employees, and stockholders has been involved in any business arrangement or relationship relating to the Genomics Business or the Acquired Assets with Seller within the past twelve (12) months, and none of Seller’s Subsidiaries, Seller’s stockholders and their Affiliates, and Seller’s and its Subsidiaries’ directors, officers, employees, and stockholders owns any asset, tangible or intangible, which is used in the Genomics Business.

(w) Customers and Suppliers.

(i) Section 3(w) of the Seller Disclosure Schedule lists all customers of the Genomics Business (on a consolidated basis) for each of the two most recent fiscal years (the “Customers”) and sets forth opposite the name of each such Customer the percentage of consolidated net sales attributable to such Customer.

(ii) No material supplier of the Genomics Business has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Genomics Business, and no Customer has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Genomics Business other than in the Ordinary Course of Business.

(x) Regulatory Matters

(i) Except as set forth on Section 3(x)(i) of the Seller Disclosure Schedule, Seller is in compliance in all material respects with all applicable statutes, rules and regulations of the U.S. Food and Drug Administration or similar federal, state or local governmental authority (the “FDA”) or similar foreign governmental authority (“Foreign Authorities”) with respect to the operation of the Genomics Business. Seller has all requisite permits, approvals, registrations, licenses or the like from the FDA and Foreign Authorities to conduct the Genomics Business as it is currently conducted by Seller. Seller has previously delivered or made available to Buyer an index of all applications, approvals, registrations or licenses obtained by Seller from the FDA and Foreign Authorities or required in connection with the conduct of the Genomics Business as it is currently conducted and has made all such information available to Buyer.

(ii) All test methods being developed or distributed by the Genomics Business that are subject to the jurisdiction of the FDA, the Centers for Disease Control and Prevention, or similar federal, state or local government authorities have been and are being developed, tested, labeled, distributed and marketed in compliance in all material respects with all applicable statutory or regulatory requirements under the Clinical Laboratory Improvement Act of 1988 and its implementing regulations.

(iii) Seller has made available to Buyer all written communications and oral communications to the extent reduced to written form between Seller and the FDA or Foreign Authorities from December 1, 1999 through the date hereof with respect to the Genomics Business or the Acquired Assets. Seller shall promptly deliver or make available to Buyer copies of all written communications and information and records regarding all oral communications reduced to written form, between Seller and the FDA or Foreign Authorities with respect to the Genomics Business or the Acquired Assets from the date hereof through, and to the extent relevant to the Genomics Business, after, the First Closing Date. Except as described in Section 3(x)(iii) of the Seller Disclosure Schedule, Seller is not in receipt of notice of and not subject to any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any products of the Genomics Business or to the facilities in which the products of the Genomics Business are manufactured, collected or handled, by the FDA or Foreign Authorities. Except as set forth on Section 3(x)(iii) of the Seller Disclosure Schedule, there are no pending or, to the Knowledge of Seller, threatened, actions, proceedings or complaints by the FDA or Foreign Authorities which would prohibit or impede the conduct of the Genomics Business as it is currently conducted.

(iv) Seller has not made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA or Foreign Authorities prepared or maintained to comply with the requirements of the FDA or Foreign Authorities relating to the Genomics Business or the Acquired Assets.

(v) The Seller has not received any notification, written or oral, that remains unresolved, from Foreign Authorities, the FDA or other authorities indicating that any product of the Genomics Business is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

(vi) Except as set forth on Section 3(x)(vi) of the Seller Disclosure Schedule, no product of the Genomics Business has been recalled, suspended or discontinued as a result of any action by the FDA or any Foreign Authority against Seller or, to the Knowledge of Seller, any licensee, distributor or marketer of any product of the Genomics Business, in the United States or outside of the United States.

(vii) Seller has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither Seller, nor to the Knowledge of Seller, any Employee, officer, or agent of Seller has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

(y) Solvency. Seller is, and immediately after the consummation of the transaction contemplated hereby at the First Closing will be, Solvent. As used herein, “Solvent” means, on a particular date, that on such date (i) the fair market value of the assets of Seller is greater than the total amount of Liabilities (including contingent Liabilities) of Seller, (ii) the present salable value of the assets of Seller is greater than the amount that will be required to pay the probable Liabilities of Seller on its debts as they become absolute and matured, and (iii) Seller is able to realize upon its assets and pay its debts and other Liabilities, including contingent obligations, as they mature.

(z) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete, except as set forth in the corresponding section of Buyer’s disclosure schedule accompanying this Agreement (the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. The copies of the charter documents of Buyer, as amended to date, and the bylaws of Buyer, as amended to date, and heretofore delivered to Seller’s counsel, are complete and correct, and no amendments thereto are pending. Buyer is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power) to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or contemplated by this Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by Buyer has been duly authorized by all necessary corporate action of Buyer, and no other action on the part of Buyer is required in connection therewith. This Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to or as contemplated by this Agreement constitute, or when executed and delivered by Buyer will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions, except as the same may be limited by the Bankruptcy and Equity Exception.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Entity to which Buyer is, or its assets or properties are, subject, (ii) contravene, conflict with or result in a breach or violation of any provision of the charter or bylaws of Buyer, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

(d) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated, except with respect to any fees of Wells Fargo incurred in connection with the transaction contemplated by this Agreement, which shall be the sole responsibility of Buyer.

(e) Financing. Buyer possesses, or has access to, sufficient unencumbered cash and cash equivalents to enable Buyer to pay the Purchase Price and all fees and expenses payable by Buyer related to the transactions contemplated by this Agreement.

5. Conditions to Obligation to Close at First Closing.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the First Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct at and as of the date hereof and true and correct in all material respects at and as of the First Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material”, “Material Adverse Change” and “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the First Closing Date;

(ii) Seller shall have procured all of the third party consents specified in Section 3(c) above;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Acquired Assets and to operate the Genomics Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 5(a)(i)-(iii) is satisfied in all respects;

(v) either of the following shall have occurred: (A) SRI’s rights pursuant to Amendment No. 2, dated as of September 5, 1991, to the Agreement dated August 28, 1989 by and between Daikin Industries, Ltd. and SRI International (“SRI”) (as currently in effect) (the “Daikin Agreement”) shall have been transferred to Buyer or (B) Seller shall have delivered to Buyer a letter agreement executed by SRI to the effect that SRI will assign (or to the extent not assignable, that SRI will hold or void) its option pursuant to Section 5 of Amendment No. 2, dated as of September 5, 1991, to the Daikin Agreement for the benefit of Buyer upon Buyer’s instruction;

(vi) Seller shall have delivered to Buyer a letter agreement executed by Active Motif, LLC (“Active Motif”) to the effect that Buyer is not a competitor of Active Motif as defined by Section 11.13 of the License Agreement dated as of December 18, 2001 by and between Seller and Active Motif;

(vii) Seller and Buyer shall have received all other authorizations, consents, and approvals of Governmental Entities referred to in Section 3(c) and Section 4(c) above;

(viii) Seller shall have delivered to Buyer forms of assignment of all patents, trademarks, service marks and copyrights and applications for any of the foregoing included in the Registered Genomics Business Intellectual Property suitable for recordation in the relevant U.S. or foreign government offices, and shall have taken all actions necessary to transfer to Buyer any domain name registrations included in the Genomics Business Intellectual Property;

(ix) all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

(x) Seller shall have delivered to Buyer copies of the Articles of Incorporation (or formation) of Seller certified on or soon before the First Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Seller’s incorporation (or formation);

(xi) Seller shall have delivered to Buyer copies of the certificate of good standing of Seller issued on or soon before the First Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Seller’s organization and of each jurisdiction in which Seller is qualified to do business; and

(xii) Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of Seller, dated the First Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the Articles of Incorporation of Seller since the date specified in clause (x) above; (ii) the bylaws (or other organizational documents) of Seller; (iii) the resolutions of the board of directors (or other authorizing body) (or a duly authorized committee thereof) of Seller authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement or any other agreement contemplated by this Agreement.

Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the First Closing.

(b) Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the First Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct at and as of the date hereof and true and correct in all material respects at and as of the First Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material”, “Material Adverse Change” and “Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects at and as of the First Closing Date;

(ii) no action, suit, or proceeding shall be pending or threatened before any court or Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iii) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 5(b)(i) and (ii) is satisfied in all respects;

(iv) Seller and Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

(v) Seller and Buyer shall have executed and delivered the Cross-License Agreement in the form set forth on Exhibit F attached hereto; and

(vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 5(b) if it executes a writing so stating at or prior to the First Closing.

6. Conditions to Obligation to Close at Second Closing.

(a) Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Second Closing is subject to satisfaction of the following conditions:

(i) Buyer and Daikin Industries, Ltd. shall have executed a written agreement pursuant to which each of the Daikin Patents has been assigned to Buyer; provided that if Buyer elects to receive less than all of the Daikin Patents and executes a written agreement with Daikin Industries, Ltd. in accordance therewith, this condition shall be deemed to have been satisfied; and

(ii) no action, suit, or proceeding shall be pending or threatened before any court or Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent the assignment of the Daikin Patents to Buyer, (B)

cause the assignment of the Daikin Patents to Buyer to be rescinded following consummation, or (C) affect adversely the right of Buyer to assume the Daikin Patents.

Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Second Closing.

7. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties. All of the representations and warranties of Seller contained in Section 3 of this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of the First Closing) and continue in full force and effect until 11:59 p.m., California time, on the first anniversary of the First Closing Date; provided, however, that the representations and warranties of Seller contained in (i) Section 3(j) above shall survive the First Closing and continue in full force and effect until 60 days after the expiration of all applicable statute of limitations, (ii) Section 3(k) above shall survive the First Closing and continue in full force and effect until 11:59 p.m., California time, on the sixth anniversary of the First Closing Date, and (iii) Sections 3(a) through 3(d) above shall survive the First Closing and continue in full force and effect forever thereafter. All of the representations and warranties of Buyer contained in Section 4 of this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby (even if Seller knew or had reason to know of any misrepresentation or breach of warranty at the time of the First Closing) and continue in full force and effect forever thereafter. Each Party’s indemnification obligations with respect to representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules and any other certificate or document delivered pursuant to this Agreement shall survive until the applicable representation, warranty, covenant, or obligation period ends (or, if there is no such end, forever) pursuant to this Section 7(a); provided, however, that if an Indemnified Party (as defined below) delivers to an Indemnifying Party (as defined below), before expiration of a representation, warranty or covenant, either a Claim Notice (as defined below) based upon a breach of such representation, warranty or covenant, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages (as defined below) as a result of a breach of such representation, warranty or covenant (an “Expected Claim Notice”), then such representation, warranty or covenant shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

(b) Indemnification Provisions for Benefit of Buyer. Seller shall indemnify Buyer and each of its officers, directors, agents, and each person, if any, who controls Buyer within the meaning of the Securities Act (each a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) in respect of, and hold them harmless against, any and all debts, obligations and other Liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid to enforce the provisions of this Section 7 and amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and out-of-pocket expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), but excluding any consequential damages (“Damages”) incurred or suffered by any of the foregoing parties resulting from, relating to or constituting:

(i) fraud, intentional misrepresentation or a deliberate or willful breach by Seller of any of its representations, warranties or covenants under this Agreement (including any representations or warranties deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement);

(ii) any other misrepresentation or breach of warranty of Seller contained in this Agreement (including any misrepresentation or breach of warranty deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement), or by reason of any claim, action or proceeding asserted or instituted arising out of any matter constituting a breach of such representations or warranties (including any breach of any representations or warranties deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement);

(iii) any failure to perform any covenant or agreement of Seller contained in this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing constituting a breach of such covenants or agreement;

(iv) any claim by any third party, seeking to assert, or based upon ownership or rights to ownership of any Acquired Asset;

(v) any claim, action or proceeding asserted or instituted against Buyer, or any of its properties or assets, by any third party for Damages suffered by such third party by reason of or resulting from (A) any Excluded Liability, (B) the ownership or operation of the Excluded Assets or the Genomics Business prior to the First Closing, or (C) any actions taken or omitted to be taken by Seller prior to the First Closing (other than Assumed Liabilities);

(vi) any Excluded Liabilities; and

(vii) any Liabilities arising from Seller’s failure to comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

(c) Indemnification Provisions for Benefit of Seller. Buyer shall indemnify Seller and each of its officers, directors, agents, and each person, if any, who controls Buyer within the meaning of the Securities Act (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) in respect of, and hold them harmless against, any and all Damages incurred or suffered by any of the foregoing parties resulting from, relating to or constituting:

(i) fraud, intentional misrepresentation or a deliberate or willful breach by Buyer of any of its representations, warranties or covenants under this Agreement (including any representations or warranties deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement);

(ii) any other misrepresentation or breach of warranty of Buyer contained in this Agreement (including any misrepresentation or breach of warranty deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement), or by reason of any claim, action or proceeding asserted or instituted arising out of any matter constituting a breach of such representations or warranties (including any breach of any representations or warranties deemed to have been made by the delivery of any certificate or instrument delivered pursuant to this Agreement);

(iii) any failure to perform any covenant or agreement of Buyer contained in this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing constituting a breach of such covenants or agreement;

(iv) any claim, action or proceeding asserted or instituted against Seller, or any of its properties or assets, by any third party for Damages suffered by such third party by reason of or resulting from (A) any Assumed Liability, (B) the ownership or operation of the Acquired Assets or the Genomics Business after the First Closing, or (C) the assumption of the Daikin Patents by Buyer.

(d) Indemnification Claims.

(i) A Party entitled, or seeking to assert rights, to indemnification under this Section 7 (an “Indemnified Party”) shall give written notification (a “Notification of Suit”) to the Party from whom indemnification is sought (an “Indemnifying Party”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 7 may be sought. Such Notification of Suit shall be given within 30 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. If the Indemnifying Party is Seller, within 30 days after delivery of such Notification of Suit, the Indemnifying Party may, upon (A) the delivery of written notice thereof to the Indemnified Party and (B) the delivery of evidence to the Indemnified Party reasonably demonstrating the ability of the Indemnifying Party (I) to defend vigorously against such suit or proceeding (including the ability to timely pay attorneys’ fees) and (II) to pay the amount of Damages that may reasonably be expected to be incurred as a result of such suit or proceeding, assume control of the defense of such suit or proceeding if, but only if, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Damages that such Indemnified Party incurs or has incurred in connection with such third party claim; provided that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party is Buyer, within 30 days after delivery of such Notification of Suit, the Indemnifying Party may, upon the delivery of written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding if, but only if, the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Damages that such Indemnified Party incurs or has incurred in connection with such third party claim; provided that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense. The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(ii) In order to seek indemnification under this Section 7, an Indemnified Party shall give written notification (a “Claim Notice”) to the Indemnifying Party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 7 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (iii) below) in the amount of such Damages.

(iii) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive all of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response a payment for the Claimed Amount, by check or by wire transfer. If the Indemnifying Party agrees that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount, the Indemnifying Party shall deliver to the Indemnified Party with the Response a payment for the Agreed Amount, by check or by wire transfer. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 7(d)(iv) below for the resolution of such dispute (a “Dispute”).

(iv) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall settle such Dispute by binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association in effect as of the date of commencement of arbitration. After the expiration of the aforementioned 60-day period, either Party may demand that any Dispute be submitted to arbitration in writing. Such demand shall be served on the other Party in the manner prescribed in Section 10(g) below, and shall set forth a short statement of the factual basis for the claim, specifying the matter or matters to be arbitrated. The arbitration will be held in the City of New York unless the Parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof; provided that nothing contained in this Section 7(d)(iv) will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction in the United States for injunctive or other provisional relief to compel the other Party hereto to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. The arbitration shall be conducted by three arbitrators (the “Arbitration Board”), one of whom shall be selected by Buyer, one of whom shall be selected by Seller, and one of whom shall be selected by the other two arbitrators upon their mutual agreement. The Arbitration Board shall conduct such evidentiary or other hearings as it deems necessary or appropriate and thereafter shall make a final determination applying the internal laws of the State of New York as soon as practicable after the conclusion of the hearings. Any arbitration pursuant to this Section 7(d)(iv) shall be conducted by the Arbitration Board as the Parties may mutually agree or, if the Parties do not so agree, under the guidance of the Federal Rules of Civil Procedure and the Federal Rules of Evidence; provided that the Arbitration Board shall not be required to comply strictly with such rules in conducting any such arbitration. The Arbitration Board shall have the authority to award any remedy or relief that a Court of the State of New York could order or grant, including, without limitation, specific performance of any obligation under this Agreement, the awarding of punitive damages, the issuance of an injunction or the imposition of sanctions for abuse or frustration of the arbitration process. The final and binding decision of the Arbitration Board shall be by a majority of the arbitrators on the Arbitration Board. Such decision and award of the Arbitration Board shall be in writing and counterpart copies thereof shall be delivered to each Party. In rendering such decision and award, the Arbitration Board shall not add to, subtract from or otherwise modify the provisions of this Agreement. Either Party to the arbitration may seek to have the ruling of the Arbitration Board entered in any court having jurisdiction thereof. Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein except in connection with the enforcement of an award rendered by the Arbitration Board and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the Arbitration Board. Upon the entry of any order dismissing or staying any action or proceeding filed contrary to the preceding sentence, the Party which filed such action or proceeding shall promptly pay to the other Party the reasonable attorney’s fees, costs and expenses incurred by such other Party prior to the entry of such order. All aspects of the arbitration shall be considered confidential and shall not be disseminated by any Party with the exception of the ability and opportunity to prosecute its claim or assert its defense to any such claim. The Arbitration Board shall be required to issue prescriptive orders as may be required to enforce and maintain this covenant of confidentiality during the course of the arbitration and after the conclusion of the arbitration so that the result and underlying data, information, materials and other evidence are forever withheld from public dissemination with the exception of its subpoena by a court of competence jurisdiction in an unrelated proceeding brought by a third party. The fees and expenses of the Arbitration Board shall be shared equally by the Parties.

(e) Limitation on Remedies. Each of Buyer and Seller acknowledges and agrees that, its sole and exclusive remedy with respect to any breach of any representations or warranties of any Party under this Agreement (including in a certificate or instrument delivered pursuant to this Agreement) shall be pursuant to the provisions set forth in this Section 7; provided, however, that nothing in this Section 7(e) shall be deemed to (i) prohibit or limit any Party’s right at any time before, on or after the First Closing Date to seek injunctive relief or other equitable relief or (ii) limit, prohibit or restrict any of the rights or remedies of a Party in respect or any claim based upon any such breach by the other Party if such breach is deliberate or willful or involves fraud or an intentional misrepresentation.

(f) Losses Threshold. An Indemnifying Party shall not have any obligation to indemnify any Indemnified Parties from and against any Damages pursuant to Sections 7(b)(ii) or 7(c)(ii), as applicable, unless and until the aggregate amount of all such claims against the Indemnifying Party exceeds $25,000, whereupon satisfaction of such claims shall begin at the first dollar of Liability.

(g) Maximum Indemnification Amount. The maximum aggregate indemnification amount that shall be due from an Indemnifying Party for Damages pursuant to Sections 7(b)(ii) and 7(c)(ii), as applicable, shall not exceed the Purchase Price.

(h) Bulk Sales Compliance. Subject to Buyer’s rights to indemnification under Section 7(b) hereof, Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of the State of California and Seller shall pay and discharge when due all claims of creditors that could be asserted against Buyer or the Acquired Assets by reason of such non-compliance.

8. Termination.

(a) Termination of Agreement. Buyer may terminate this Agreement with respect to the transactions contemplated hereby at the Second Closing by giving written notice to Seller at any time prior to the Second Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Second Closing shall not have occurred on or before December 31, 2003 by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If Buyer terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder with respect to the assignment of the Daikin Patents and the transactions contemplated hereby at the Second Closing, except with respect to the confidentiality obligations in Section 9(d) below which shall survive forever, shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

9. Post-Closing Covenants.

(a) Daikin Patents.

(i) During the period between the execution of this Agreement and the earlier to occur of (A) the Second Closing or (B) December 31, 2003, Seller will use its reasonable best efforts to assist Buyer to procure the assignment to Buyer of the Daikin Patents (it being understood that any third party fees incurred in connection with such assignments shall be the sole responsibility of Buyer without set-off against the Second Closing Purchase Price).

(ii) Buyer hereby irrevocably covenants not to sue or otherwise bring any claim under the Daikin Patents against any licensee or permitted sublicensee of the Genomics Business Intellectual Property to the extent that such suit or claim would give rise to an indemnification obligation by Seller pursuant to such license. Buyer further covenants and agrees to impose the covenant contained in this Section 9(a)(ii) on any third party to whom Buyer (or any successor or transferee of Buyer) may assign the Daikin Patents.

(b) Technology Transfer Services.

(i) During the three (3) month period following the First Closing Date, Buyer shall have the right to utilize, and Seller shall make available without charge, the services of each Employee for up to thirty (30) Person Days, in the aggregate, to provide technology transfer transitional support services. Buyer shall provide written notice at least five business days prior to the first day of any period during which it desires to utilize such transitional support services. Such written notice shall include the names of the Employees who Buyer requests to utilize and the period during which such services are requested. Seller shall use its reasonable best efforts to make such Employees available to provide such technology transfer services to Buyer. If Seller is unable to make such Employees available to provide such technology transfer services to Buyer, Seller shall notify Buyer of such Employees’ unavailability at least three business days prior to first day of the period during which Buyer desired to utilize such technology transfer services and shall (i) suggest alternate Employees employed in similar positions by Seller and (ii)

notify Buyer of when such originally requested Employees will be available. Buyer shall notify Seller at least two business days prior to the first day of any period during which Buyer desired to utilize such technology transfer services if such alternate Employees are unacceptable, in which case Buyer shall have the right to postpone the services requested until a later date without subtracting from its usable Person Days. Buyer shall pay all out-of-pocket travel, lodging and meal expenses incurred by each Employee in connection with the provision of such transitional support services. Prior to the initiation of any technology transfer services, Seller shall create necessary back-up files of all data relating to the Genomics Business to ensure that data is not lost during the provision of such technology transfer services.

(ii) During the three (3) month period following the First Closing Date, Buyer shall have the right to utilize, and Seller shall make available without charge, the facilities currently used by Seller to operate the Genomics Business to the extent necessary to utilize the technology transfer services to be provided by Seller pursuant to Section 9(b)(i) hereof.

(iii) During the three (3) month period following the First Closing Date, Seller shall (A) have a continuing obligation to provide and maintain a “hotlink rollover” from the Genomics Business portion of its website at “www.pangene.com” or any successor sites containing information relating to the Genomics Business to Buyer’s website at “www.naprobio.com” and (B) provide the necessary personnel and other resources to maintain and support such link and shall provide Buyer with a contact person for support issues arising with respect to such link.

(iv) Each Party agrees from time to time following the First Closing to cooperate with the other Party in connection with, and agrees to provide access in a timely manner to the accounting and tax related books and records of and related to the Genomics Business, in a manner sufficient to enable such other Party to complete its respective accounting, tax and regulatory filings.

(c) Employees and Employee Benefits.

(i) Upon the agreement between Buyer and any Employee or Contingent Worker with respect to such Employee’s or Contingent Worker’s employment by Buyer, Seller shall terminate the employment of such Employee or Contingent Worker, effective as of the most recent business day prior to the start of such Employee’s or Contingent Worker’s employment by Buyer, which start date shall not be prior to the First Closing Date.

(ii) From the date hereof through the third anniversary of the First Closing Date, without the prior written permission of Buyer, Seller shall not, in any capacity, directly or indirectly, (A) hire or employ any Transferred Employee or (B) recruit, solicit or induce (or in any way assist any other person or enterprise in recruiting, soliciting or inducing) any Transferred Employee to refuse to accept an offer of employment from Buyer or to terminate his or her employment or other relationship with Buyer, other than any Transferred Employee who is terminated by Buyer. For purposes of this Section 9(c)(ii), the term “solicit” shall not include the following activities by Seller: (i) advertising for employment in any bulletin board (including electronic bulletin boards), newspaper, trade journal or other publication available for general distribution to the public without specific reference to any particular employees; (ii) participation in any hiring fair or similar event open to the public not targeted at Buyer’s employees; and (iii) use of recruiting or employee search firms that have been instructed by Seller not to target any Transferred Employee.

(iii) On and after the First Closing Date, Transferred Employees shall be eligible for participation under all of Buyer’s benefit plans and programs that are offered to Buyer’s current employees.

(iv) On and after the First Closing Date, Seller shall have sole responsibility for the provision of COBRA coverage to any individual covered under any Seller health benefit plan who experienced a “qualifying event” (as defined under COBRA) on or prior to the First Closing Date and who is not a Transferred Employee.

(v) Buyer will incur no Liability with respect to, or on account of, and Seller will retain any Liability for, and on account of, any Employee Benefit Plan of Seller, any of its Affiliates or any predecessor employer of any employee, including, but not limited to, Liabilities Seller may have to such employees under all employee benefit schemes, incentive compensation plans, bonus plans, pension and retirement plans, vacation, profit-sharing plans (including any profit-sharing plan with a cash-or-deferred arrangement) share purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether “qualified” or “non-qualified,” or to any employee as a result of termination of employment by Seller as contemplated by this Agreement.

(vi) Seller shall retain sole responsibility for the payment of any accrued vacation, sick pay and other personal leave pay and accrued bonus or incentive pay for any employee or former employee of Seller, and shall pay out all such accrued Liabilities for the Transferred Employees at or prior to the time at which such Transferred Employees are terminated by Seller.

(d) Confidentiality. After the execution of this Agreement, Buyer shall keep any Confidential Information (except Confidential Information included in the Acquired Assets) acquired by Buyer from Seller or otherwise disclosed in connection with the negotiation of this Agreement strictly confidential and will not (except as required by applicable law, regulation or legal process, and only after providing notification to Seller), without Seller’s prior written consent, disclose any such Confidential Information, except to the extent Buyer provides, or has provided, such Confidential Information to its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants and consultants) (collectively, “Representatives”) to assist Buyer in performing the transactions contemplated hereby, in which case Buyer’s Representatives shall agree, or have agreed, to keep such Confidential Information strictly confidential as a condition to such disclosure. After the execution of this Agreement, Seller shall keep any Confidential Information included in the Acquired Assets and any Confidential Information acquired by Seller from Buyer or otherwise disclosed in connection with the negotiation of this Agreement strictly confidential and will not (except as required by applicable law, regulation or legal process, and only after providing notification to Buyer), without Buyer’s prior written consent, disclose any such Confidential Information, except to the extent Seller provides, or has provided, such Confidential Information to its Representatives to assist Seller in performing the transactions contemplated hereby, in which case Seller’s Representatives shall agree, or have agreed, to keep such Confidential Information strictly confidential as a condition to such disclosure.

(e) Non-Competition. From the time of the First Closing through the tenth anniversary of the First Closing Date, Seller and its Affiliates shall refrain from, without the express written consent of Buyer, directly or indirectly, anywhere in the world, (A) engaging in the Genomics Business, or (B) owning, managing, operating, financing, controlling, investing, or participating in the ownership, management, operation, finance or control of, or acting as a sales or marketing representative or consultant with respect to matters relating to or lending its name or any similar name to any Person whose business, activities, products or services are directly competitive with any of the business activities conducted or offered by in connection with the Genomics Business. Notwithstanding anything herein to the contrary, Seller and its Affiliates may:

(i) make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than five percent (5%) of the equity of such enterprise;

(ii) engage in the research, development and commercialization of pharmaceutical and therapeutic products without use of (expect as permitted under (iii) below) any Acquired Assets assigned to Buyer hereunder; provided, however, that such research and development of pharmaceutical and therapeutic products may be performed in collaboration with third parties only pursuant to bona fide third party research collaborations or bona fide joint development projects in which Pangene participates in gene analysis and/or drug development. Third party research collaborations and joint development projects pursuant to which Pangene does no more than isolate genes shall not be considered bona fide. Furthermore, Pangene shall not (A) advertise, market, sell, or offer to sell services for gene isolation, or (B) provide to any third party (including any third party collaborator or joint developer) any products or services that were offered by Pangene through the Genomics Business immediately prior to the First Closing; and

(iii) utilize the NaPro Acquired Technology in the Pangene Field (as each term is defined in the Cross-License Agreement) as expressly permitted pursuant to the Cross-License Agreement.

For the purposes of this Section 9(e), the term “Genomics Business” means the Genomics Business as presently conducted by Seller, including the use of the Daikin Patents in connection therewith.

(f) Amendment of Invitrogen and Pioneer Licenses. Buyer acknowledges that Seller is currently in discussions with Invitrogen Corporation and Pioneer Hi-Bred International, Inc. regarding the amendment of its respective Contracts with such parties to secure Invitrogen Corporation’s remaining payment to Seller of One Hundred Thousand Dollars ($100,000) (the “Remaining Payment”) as described in Section 3.1 of Seller’s Contract with Invitrogen Corporation effective as of July 18, 2002 (the “Invitrogen License”), and that Seller has provided to Buyer the currently proposed amendments to the Invitrogen License and to the License Agreement with Pioneer Hi-Bred International, Inc., amended and restated effective as of August 15, 2000 (the “Pioneer License”). As of and after the First Closing Date, Buyer authorizes Seller to continue to negotiate such amendments to the Invitrogen License and the Pioneer License and, upon the prior written consent of Buyer authorizing the execution of such amendments on behalf of Buyer (which consent shall not be unreasonably withheld or delayed), Buyer hereby authorizes and empowers Seller to execute such amendments, on behalf of Buyer in the form to which Buyer has consented, (i) to the extent required to remove the restrictions in the Invitrogen License relating to the Corn Field (as such term is described in the Invitrogen License), and (ii) securing Invitrogen’s prompt payment to Seller of the Remaining Payment. Buyer shall refrain from, without the express consent of Seller, any amendment (or negotiations thereof) of the Invitrogen License to remove the restrictions in the Invitrogen License relating to the Corn Field.

(g) Further Assurances. After the First Closing Date, Seller shall from time to time at Buyer’s request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Buyer may reasonably require in order to comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement.

10. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the First Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Party prior to making the disclosure); provided, further, that in no event shall any such press release or public announcement disclose any of the terms or conditions of this Agreement unless, in the opinion of counsel, such disclosure is reasonably required in order to satisfy any law, regulation or any listing or trading agreement concerning its publicly-traded securities.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Pangene Corporation

5500 Stewart Avenue

Fremont, California 94538

Attention: David Zarling

Facsimile: (510) 360-9111

Copy to (which shall not constitute notice):

Venture Law Group

2775 Sand Hill Road

Menlo Park, California 94025

Attention: Greg Ikonen

Facsimile: (650) 233-8386

If to Buyer:

NaPro BioTherapeutics, Inc.

6304 Spine Road, Unit A

Boulder, Colorado 80301

Attention: Kai Larson

Facsimile: (303) 530-1296

Copy to (which shall not constitute notice):

Kirkland & Ellis

333 Bush Street

San Francisco, California 94104-2806

Attention: Stephen Johnson

Facsimile: (415) 439-1500

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Annexes, Exhibits and the Disclosure Schedules. The Annexes, Exhibits and the Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Genomics Business is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(o) Submission to Jurisdiction. Subject to Section 7(d) above, each of the Parties submits to the jurisdiction of any state or federal court sitting in New York City, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(p) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NAPRO BIOTHERAPEUTICS, INC.

By:
Name:
Title:

PANGENE CORPORATION

By:
Name:
Title: